Exhibit 99.1

[GENAERA LOGO]

FOR IMMEDIATE RELEASE

Contact:

Genaera Corporation	The Trout Group (Investor Inquiries)
Investor Relations	Ritu Baral (212) 477-9007 ext. 25
(610) 941-5675	Sam Brown Inc. (Media Inquiries)
www.genaera.com	Kristin Paulina (610) 524-2959; kristinp@sambrown.com

GENAERA APPOINTS MICHAEL J. GAST, MD, PhD

TO LEAD CLINICAL RESEARCH AND DEVELOPMENT

Plymouth Meeting, PA – March 21, 2006 – Genaera Corporation (Nasdaq: GENR) today announced the appointment of Michael J. Gast, MD, PhD, as Senior Vice President, Clinical Research and Development. Dr. Gast served as Chief Medical Officer of Genaera during the first half of 2005 and left briefly to pursue personal interests. He has been a full-time consultant to the Company since November of 2005.

“We are very pleased to have Mike return to the Genaera management team,” said Jack Armstrong, President and CEO of Genaera Corporation. “Mike’s guidance has been invaluable as we have adapted and refined our clinical strategy for EVIZON™ (squalamine lactate) over the past year. In his new role he will provide strong leadership and essential expertise for the next development phase of this product and all of our programs moving forward. His appointment is part of my commitment to expanding our management and advisory resources in areas critical to our success.”

“This is an exciting time for Genaera, and I’m pleased to be rejoining this talented and committed team,” said Dr. Gast. “I’m very enthusiastic about the clinical potential of each of the drug candidates in our broad development portfolio, particularly EVIZON, which I believe represents a unique and highly differentiated treatment option for wet age-related macular degeneration (AMD). My focus now is to ensure that the design and execution of our clinical strategy fully demonstrates to both regulators and clinicians EVIZON’s value as a systemic, bilateral therapy for exudative AMD.”

Dr. Gast brings more than 30 years of medical and pharmaceutical industry experience to Genaera. Prior to joining the Company, he spent 11 years at Wyeth Pharmaceuticals, most recently serving as Vice President, Scientific Affairs within Wyeth Global Medical Affairs, where he was responsible for oversight of Phase IV clinical research programs. Prior to that, Dr. Gast served as Wyeth’s Vice President, Women’s Health Clinical Research and Development. Dr. Gast joined Wyeth after spending 21 years at the Washington University School of Medicine. During his tenure on the faculty at the Washington University Department of Obstetrics and

Gynecology, Dr. Gast served as Director of the Division of Reproductive Endocrinology and Infertility and Director of the department’s Endocrine Clinical Laboratories. Dr. Gast received his MD from The Ohio State University College of Medicine and a PhD in Molecular Biology from Washington University.

About Genaera Corporation

Genaera Corporation is a biopharmaceutical company committed to developing medicines to address substantial unmet medical needs in major pharmaceutical markets. The Company has four products in development for the treatment of eye, cancer and respiratory disorders. EVIZON™ (squalamine lactate) is Genaera’s lead product in development for ophthalmic indications, specifically wet age-related macular degeneration (AMD). Genaera’s other programs include: squalamine for the treatment of cancer; interleukin-9 antibody, a respiratory treatment based on the discovery of a genetic cause of asthma; and LOMUCIN™, a mucoregulator to treat the overproduction of mucus and secretions involved in many forms of chronic respiratory disease.

This announcement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties, known and unknown. Forward-looking statements reflect management’s current views and are based on certain expectations and assumptions. You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “believe,” “continue,” “develop,” “expect,” “plan” and “potential” or other words of similar meaning. Genaera’s actual results and performance could differ materially from those currently anticipated and expressed in these and other forward-looking statements as a result of a number of risk factors, including, but not limited to: Genaera’s history of operating losses since inception and its need for additional funds to operate its business; the costs, delays and uncertainties inherent in scientific research, drug development, clinical trials and the regulatory approval process; the risk that clinical trials for Genaera’s product candidates, including EVIZON, may be delayed or may not be successful; the risk that Genaera may not obtain regulatory approval for its products, whether due to adequacy of the development program, the conduct of the clinical trials, changing regulatory requirements, different methods of evaluating and interpreting data, regulatory interpretations of clinical risk and benefit, or otherwise; the risk that EVIZON ceases to meet the criteria for CMA2 Pilot or Fast Track designation at some point in the future; Genaera’s reliance on its collaborators, in connection with the development and commercialization of Genaera’s product candidates; market acceptance of Genaera’s products, if regulatory approval is achieved; competition; general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industry; and the other risks and uncertainties discussed in this announcement and in Genaera’s filings with the U.S. Securities and Exchange Commission, all of which are available from the Commission in its EDGAR database at www.sec.gov as well as other sources. You are encouraged to read these reports. Given the uncertainties affecting development stage pharmaceutical companies, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. Genaera does not intend (and it is not obligated) to publicly update, revise or correct these forward-looking statements or the risk factors that may relate thereto.